EXHIBIT 21.1

List of Subsidiaries

Tanger Development Corporation

TWMB Associates, LLC

Tanger Deer Park, LLC

Deer Park Enterprise, LLC

DPE Mezz, LLC

Tanger COROC, LLC

Tanger COROC II, LLC

COROC Holdings, LLC

COROC/Riviera L.L.C.

COROC/Hilton Head I L.L.C.

COROC/Hilton Head II L.L.C.

COROC/Lincoln City L.L.C.

COROC/Myrtle Beach L.L.C.

COROC/Park City L.L.C.

COROC/Rehoboth I L.L.C.

COROC/Rehoboth II L.L.C.

COROC/Rehoboth III L.L.C.

COROC/Lakes Region L.L.C.

COROC/Tilton L.L.C.

COROC/Tuscola L.L.C.

COROC/Westbrook I L.L.C.

COROC/Westbrook II L.L.C.

Tanger Devco, LLC

Tanger WD, LLC

Tanger Wisconsin Dells, LLC

Northline Indemnity, LLC

Tanger Piedmont, LLC

Tanger PSL, LLC